Exhibit 3.3

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of [•], 2021, by and among Basil Street Cafe, Inc., a Delaware corporation (the “Company”), and the holders of Preferred Stock (as defined below) listed on Attachment A attached to this Agreement (together with any other Person that becomes a party to this Agreement in accordance with Subsection 6.10 hereof, each a “Stockholder” and together the “Stockholders”).

BACKGROUND

A.          In connection with the issuance of shares of the Company’s Series A-1 Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), and shares of the Series A-2 Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock”), the Company entered into that certain Investors’ Rights Agreement, dated as of February 7, 2020 (the “Prior Agreement”).

B.          The Company subsequently issued shares of Series A-3 Preferred Stock, par value $0.01 per share (the “Series A-3 Preferred Stock” and along with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”), and in connection therewith the requisite Stockholders consented to amending the Prior Agreement..

C.          In connection with the offer and sale of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”, and along with the Series A Stock, the “Preferred Stock”), and in order to reflect the Series A-3 Stock in the Prior Agreement, the parties desire to further amend and restate the Prior Agreement.

AGREEMENT

The parties hereby amend and restate the Prior Agreement in its entirety with this Agreement and agree as follows:

1.          Definitions.  For purposes of this Agreement:

1.1.          “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2.           “Certificate” means the Company’s Fourth Amended and Restated Certificate of Incorporation.

1.3.            “Common Stock” means shares of the Company’s common stock.

1.4.          “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.5.         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.6.          “Exempted Securities” means any “Exempted Securities” as defined in Section 5.4.1(d) of Article Fourth, B. of the Certificate.

1.7.        “Investors’ Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Stockholders after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Investors’ Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1.

1.8.          “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.9.          “Major Stockholder” means any Stockholder holding (i) any Series A Preferred Stock and/or (ii) at least 35,460 shares of Series B Preferred Stock.

1.10.      “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.11.     “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.12.        “Restricted Securities” means the securities of the Company required to bear the legend set forth in Subsection 2.2(b) hereof.

1.13.          “SEC” means the Securities and Exchange Commission.

1.14.          “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.15.      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.          Registration Rights; Transfer Restrictions.

2.1.          Future Registration Rights.  From and after the date of this Agreement, in the event the Company enters into an agreement with any holder or prospective holder of any securities of the Company that would provide to such holder or prospective holder of any securities registration rights with respect to such securities or any securities underlying such securities, the Company will provide the same rights to each of the Stockholders hereunder with regard to all Investors’ Securities held by such Stockholders, irrespective of the number of the Investors’ Securities held by such Stockholders, without the requirement of any further action taken by such Stockholders or any amendment of this Agreement.  The Stockholders will agree to any lockup restrictions agreed to by such holder or prospective holder of any securities provided such registration rights.

2.2.            Restrictions on Transfer.

(a)          The Preferred Stock and the Investors’ Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Stockholder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Investors’ Securities held by such Stockholder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)          Each certificate or instrument representing (i) the Preferred Stock, (ii) the Investors’ Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.2(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Stockholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.2.

(c)          The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Stockholder thereof shall give notice to the Company of such Stockholder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Stockholder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed  sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Stockholder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Stockholder to the Company.  The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Stockholder distributes Restricted Securities to an Affiliate of such Stockholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Subsection 2.2(c).  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Subsection 2.2(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Stockholder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3.          Information Rights.

3.1.          Delivery of Financial Statements and Other Information.  The Company shall deliver to each Major Stockholder, provided that the Board of Directors has not reasonably determined that such Stockholder is a competitor of the Company:

(a)           as soon as practicable, but in any event within 180 days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) a statement of stockholder’s equity as of the end of such year, and (ii) statements of income and cash flows for such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company; and

(b)           as soon as practicable, but in any event within 30 days after the end of each of the first 3 quarters of each fiscal year of the Company, an unaudited (i) balance sheet and statement of stockholder’s equity as of the end of such quarter; and (ii) statement of income and cash flows for such quarter.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Subsection 3.1 to the contrary, the Company may cease providing the information set forth in this Subsection 3.1 during the period starting with the date 30 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Subsection 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2.         Inspection Rights.  The Company shall permit each Major Stockholder, at such Major Stockholder’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such Major Stockholder; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3.          Termination of Information and Inspection Rights.  The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect (i) upon the consummation of the IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate, whichever event occurs first.

3.4.       Confidentiality.  Each Stockholder agrees that such Stockholder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Stockholder), (b) is or has been independently developed or conceived by the Stockholder without use of the Company’s confidential information, (c) was already in the possession of the Stockholder prior to its disclosure by the Company, or (d) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Investors’ Securities from such Stockholder, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Stockholder in the ordinary course of business, provided that such Stockholder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4.          Rights to Future Stock Issuances.

4.1.        Right of First Offer.  Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Stockholder.  A Major Stockholder shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, and (ii) its Affiliates.

(a)          The Company shall give notice (the “Offer Notice”) to each Major Stockholder, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)          By notification to the Company within 20 days after the Offer Notice is given, each Major Stockholder may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Stockholder bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities then outstanding).  At the expiration of such 20-day period, the Company shall promptly notify each Major Stockholder that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Stockholder”) if any other Major Stockholder fails to do likewise.  During the 10-day period commencing after the Company has given such notice, each Fully Exercising Stockholder may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Major Stockholders were entitled to subscribe but that were not subscribed for by the Major Stockholders which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Stockholder bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Stockholders who wish to purchase such unsubscribed shares.  The closing of any sale pursuant to this Subsection 4.1(b) shall occur within the later of 90 days of the date that the Offer Notice is given and the date of initial sale of  New Securities pursuant to this Subsection 4.1(b).

(c)          If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the 120-day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not consummate the sale of the New Securities within such period, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Stockholders in accordance with this Subsection 4.1.

(d)          The right of first offer in this Subsection 4.1 shall not be applicable to (i) Exempted Securities and (ii) shares of Common Stock issued in the IPO.

4.2.          Termination.  The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate, whichever event occurs first.

5.           Additional Covenants.

5.1          Insurance.  The Company shall use its commercially reasonable efforts to obtain, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued.

5.2           Successor Indemnification.  If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.3          Director Expenses.  The Company shall reimburse the nonemployee members of its Board of Directors for all reasonable, documented out-of-pocket travel expenses incurred (consistent with the Company’s business travel policy) in connection with attending meetings of the Board of Directors.

6.          Miscellaneous.

6.1.          Follow-On Investment Option. The Stockholders party to the Prior Agreement hereby acknowledge and agree that all obligations under Section 5.3 of the Prior Agreement with respect to the right to purchase shares of Preferred Stock following achievement of the Follow-On Investment Trigger (as defined in the Prior Agreement) were fully performed through consummation of the issuance, for the purchase and sale, of the Series A-3 Preferred Stock on February 5, 2021.

6.2.          Successors and Assigns.  The rights under this Agreement may be assigned (but only with all related obligations) by a Stockholder to a transferee of Preferred Stock or Investors’ Securities.

6.3.          Governing Law.  This Agreement shall be governed by the internal laws of the State of Delaware, without regard to the conflict of laws provisions thereof.

6.4.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5.          Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6.          Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by  electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Attachment A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.6.  If notice is given to the Company, a copy shall also be sent to O’Melveny & Myers LLP, 1999 Avenue of the Stars, 8th Floor, Century City, California 90067, Attention: T. Hale Boggs (e-mail: hboggs@omm.com).

6.7.          Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by (a) the Company and (b) the Stockholders holding a majority of the shares of Common Stock issued or issuable upon conversion of the shares of Preferred Stock held by all Stockholders (acting as a single class and on an as-converted basis); provided that the Company may in its sole discretion waive compliance with Subsection 2.2(c); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Stockholder without the written consent of such Stockholder, unless such amendment, termination, or waiver applies to all Stockholders in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Stockholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Stockholders may nonetheless, by agreement with the Company, purchase securities in such transaction).  The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver.  Any amendment, termination, or waiver effected in accordance with this Subsection 6.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8.          The Company shall give the Stockholders at least seven (7) calendar days’ notice (the “Notice Period”) of any action (including any waiver or amendment) for which the Company seeks to obtain approval or consent of the Stockholders pursuant to this Agreement. Such notice shall describe the action or actions to be taken and with respect to each action or all actions give the Stockholder the option to approve or reject the action(s). If a Stockholder fails to respond to such notice within the Notice Period, such failure will serve as authorization for the Company’s Board of Directors to vote such Stockholder’s shares in alignment with the position taken by the majority of all Stockholders (the “Voting Stock”); provided, however, that if at the end of the Notice Period the Company has not received responses representing at least one third (1/3) of the issued and outstanding shares of capital stock entitled to approve or reject the action(s) (the “Minimum Voting Threshold”), the Notice Period will be extended by a minimum of seven (7) calendar days and thereafter until the earlier of (a) fourteen (14) calendar days following the end of the original notice period (i.e. such that the total Notice Period would be twenty-one (21) calendar days) and (b) the date the Company has received responses representing at least the Minimum Voting Threshold. If, after the Notice Period has been extended up to the maximum fourteen (14) calendar days, the Company has still not received responses representing at least the Minimum Voting Threshold, the Company’s Board of Directors shall be authorized to approve or reject the action(s) on behalf of such shares that failed to respond in the Board of Directors’ discretion and shall not be required to act in alignment with the position taken by the majority of Voting Stock.

6.9.          Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.10.       Aggregation of Stock.  All shares of Investors’ Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.11.         Additional Stockholders.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Preferred Stock after the date hereof, any Person acquiring such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed a “Stockholder” for all purposes hereunder and a “Major Stockholder” if such purchaser satisfies the requirements of the definition of Major Stockholder as set out above.  No action or consent by the Stockholders shall be required for such joinder to this Agreement by such additional Stockholder, so long as such additional Stockholder has agreed in writing to be bound by all of the obligations as a “Stockholder” hereunder.

6.12.         Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

6.13.         Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Intentionally Blank—Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

“Company”

Basil Street Cafe, Inc.,
a Delaware corporation

By:
Name: Deglin Kenealy
Title: Chief Executive Officer

“Stockholders”

See Stockholders’ Signature Page to Amended and Restated Investors’ Rights Agreement attached hereto and Attachment A.

STOCKHOLDERS’ SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

SIGNATURE FOR INDIVIDUALS ONLY

Signature:

Print Name:

Address:

SIGNATURE FOR ENTITIES ONLY
Print Name of Entity or Trust:

Signature:

Print Name:

Title:

Address:

ATTACHMENT A

STOCKHOLDERS

(See attached.)